                        PRESS RELEASE

9 Meters Biopharma Announces Allowance of Patent for NM-102 in Combination with Immune Checkpoint Inhibitors

RALEIGH, NC / ACCESSWIRE / JANUARY 24, 2022 / 9 Meters Biopharma, Inc. (NASDAQ: NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, announced today that the Company has received notice from the United States Patent and Trademark Office (USPTO) that U.S. Patent Application No. 17/239,056 is allowed.

The patent demonstrates that NM-102, which can prevent disruption of and/or restore the functional integrity of the ileal and/or colonic intestinal barrier, can improve the benefit of immune checkpoint inhibitors (ICIs) for cancer treatment. Specifically, it demonstrates that NM-102 has utility as an anticancer therapy, specifically in combination with the two major pillars of cancer immunotherapy: anti-PD1 and anti-CTLA4 antibody treatments. Previous proof-of-concept animal studies have shown NM-102 to both slow tumor progression and enhance the efficacy of ICIs.

"The allowance of this patent by the USPTO validates the unique mechanistic profile of this novel small molecule tight junction modulator," said John Temperato, President and Chief Executive Officer of 9 Meters Biopharma. "NM-102 can potentially address the complex interaction of the gut microbiome and its influence on the host immune system which may contribute to a number of diseases. We are currently progressing NM-102 through IND-enabling studies."

Institut Gustave Roussy, a renowned cancer research institute located in Villejuif, France, is a co-applicant on the patent. The patent is the result of a fourteen-month preclinical research project focused on the relationship between intestinal microbiome composition and systemic responses to cancer treatments such as chemotherapy and ICIs. In November 2021, 9 Meters Biopharma announced the continuation of our immuno-oncology collaboration with Gustave Roussy.

About NM-102

NM-102 is a long-acting, degradation-resistant peptide, believed to be gut-restricted, and presumed to prevent gut microbial metabolites and antigens from trafficking into systemic circulation. In preclinical studies, NM-102 was effective alone or when combined with immune checkpoint inhibitors (ICIs) in a transgenic mouse model of spontaneous aggressive skin melanoma. Furthermore, the combination of NM-102 with ICIs improved survival compared to ICIs alone. NM-102 is in the process of progressing through IND-enabling studies.

About 9 Meters Biopharma

9 Meters Biopharma is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, GI conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. The Company is advancing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for short bowel syndrome (SBS); larazotide, a Phase 3 tight junction regulator in non-responsive celiac disease; and several near clinical-stage assets.

                        PRESS RELEASE

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Forward-Looking Statements

This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: reliance on research and development partners; intellectual property risks; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; reliance on collaborators; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended September 30, 2021, and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Contacts
Al Medwar
Investor Relations
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media Contact
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

SOURCE: 9 Meters Biopharma